Exhibit 1.01

TERMS AGREEMENT

October 20, 2016

Citigroup Inc.

388 Greenwich Street

New York, New York 10013

Attention: Deputy Treasurer

Ladies and Gentlemen:

We understand that Citigroup Inc., a Delaware corporation (the “Company”), proposes to issue and sell A$250,000,000 aggregate principal amount of its debt securities (the “Securities”). Subject to the terms and conditions set forth herein or incorporated by reference herein, we, Citigroup Global Markets Limited, Australia and New Zealand Banking Group Limited, nabSecurities, LLC and RBC Capital Markets, LLC, as underwriters (the “Underwriters”), offer to purchase, severally and not jointly, the principal amount of the Securities set forth opposite our respective names on the list attached as Annex A hereto at 99.259% of the principal amount thereof, plus accrued interest, if any, from the date of issuance. The Closing Date shall be October 27, 2016, at 9:30 a.m. (London Time). The closing shall take place at the offices of Cleary Gottlieb Steen & Hamilton LLP located at One Liberty Plaza, New York, New York 10006.

The Securities shall have the following terms:

Title:	3.750% Senior Notes Due 2023

Maturity:	October 27, 2023

Interest Rate:	3.750% per annum

Interest Payment Dates:	Semi-annually on the 27th of each April and October, commencing April 27, 2017

Initial Price to Public:	99.634% of the principal amount thereof, plus accrued interest, if any, from October 27, 2016

Optional Redemption Provisions:	In whole at any time or in part from time to time, on or after April 27, 2017, at a redemption price equal to the sum of (i) 100% of the principal amount of the Securities being redeemed plus accrued and unpaid interest thereon to, but excluding, the date of redemption; and (ii) the Make-Whole Amount (as defined in the Prospectus Supplement dated the date hereof), if any, with respect to such Securities. The Reinvestment Rate will equal the semi-quarterly coupon-matched asset swap rate expressed as a percentage per annum, plus 0.250%.

In whole at any time, but not in part, at a redemption price equal to 100% of the principal amount of the Securities plus accrued and unpaid interest thereon to, but excluding, the date of redemption, upon the occurrence of certain events involving United States taxation, as set forth in the Prospectus dated October 14, 2016.

Record Date:	The business day immediately preceding each Interest Payment Date

Additional Terms:

The Securities shall be issuable as Registered Securities only. The Securities will be initially represented by one or more global Securities registered in the name of Citivic Nominees Limited, as nominee for, and in respect of interests held through, Euroclear Bank S.A./N.V. and Clearstream International, for notes offered and sole outside the United States, and by one or more global Securities registered in the name of Cede & Co., as nominee for The Depository Trust Company (“DTC”), for the notes offered and sold inside the United States, as described in the Prospectus and the Prospectus Supplement relating to the Securities. Beneficial interests in the Securities will be shown on, and transfers thereof will be effected only through, records maintained by DTC, Euroclear Bank S.A./N.V. and Clearstream International and their respective participants. Owners of beneficial interests in the Securities will be entitled to physical delivery of Securities in certificated form only under the limited circumstances described in the Prospectus and the Prospectus Supplement. Principal and interest on the Securities shall be payable in Australian dollars; however, when interests in the notes are held through DTC, all payments in respect of such DTC notes will be made in U.S. dollars. Sections 12.02 and 12.03 of the indenture, dated as of November 13, 2013, between the Company and The Bank of New York Mellon, as trustee (the “Trustee”) (as amended from time to time, the “Indenture”) relating to defeasance and discharge and covenant defeasance, respectively, shall apply to the Securities, and any funds or securities deposited pursuant to the defeasance provisions will be Australian Dollars or Australian government notes.

All the provisions contained in the document entitled “Citigroup Inc. — Debt Securities — Underwriting Agreement — Basic Provisions” and dated October 17, 2016 (the “Basic Provisions”), a copy of which you have previously received, are herein incorporated by reference in their entirety and shall be deemed to be a part of this Terms Agreement to the same extent as if the Basic Provisions had been set forth in full herein. Terms defined in the Basic Provisions are used herein as therein defined. The Execution Time means 12:30 a.m. (Eastern Time).

The Company agrees to use its best efforts to have the Securities approved for listing on the regulated market of the Luxembourg Stock Exchange and to maintain such listing so long as any of the Securities are outstanding; provided, however, that if it is impracticable or unduly burdensome, in the good faith determination of the Company, to maintain such listing due to changes in applicable law or listing requirements occurring after the original issue date of the

Securities, the Company may de-list the Securities from the regulated market of the Luxembourg Stock Exchange and shall use its reasonable best efforts to obtain an alternative admission to listing, trading and/or quotation of the Securities by another listing authority, exchange or system within or outside the European Union as it may decide. If such an alternative admission is not available or is, in the Company’s opinion, unduly burdensome, such an alternative admission will not be obtained, and the Company shall have no further obligation in respect of any listing, trading or quotation for the Securities.

The Underwriters hereby agree in connection with the underwriting of the Securities to comply with the requirements set forth in any applicable sections of Rule 5121 of the Financial Industry Regulatory Authority, Inc. Additionally, neither Citigroup Global Markets Limited nor Australia and New Zealand Banking Group Limited is a U.S. registered broker-dealer, and therefore, to the extent they intend to effect any sales of the Securities in the United States, they will do so through a U.S. registered broker-dealer in accordance with the applicable U.S. securities laws and regulations and as permitted by FINRA regulations.

Notwithstanding any other term of this Agreement or any other agreements, arrangements, or understanding between any relevant Underwriter and the Company, the Company acknowledges, accepts, and agrees to be bound by:

(a)	The effect of the exercise of Bail-in Powers by the Relevant Resolution Authority in relation to any BRRD Liability of any relevant Underwriter to the Company under this Agreement, that (without limitation) may include and result in any of the following, or some combination thereof:

(i)	the reduction of all, or a portion, of the BRRD Liability or outstanding amounts due thereon;

(ii)	the conversion of all, or a portion, of the BRRD Liability into shares, other debt securities or other obligations of any relevant Underwriter or another person (and the issue to or conferral on the Company of such shares, securities or obligations);

(iii)	the cancellation of the BRRD Liability; and

(iv)	the amendment or alteration of any interest, if applicable, thereon, the maturity or the dates on which any payments are due, including by suspending payment for a temporary period.

(b)	The variation of the terms of this Agreement, as deemed necessary by the Relevant Resolution Authority, to give effect to the exercise of Bail-in Powers by the Relevant Resolution Authority.

As used in this Section, “Bail-in Legislation” means in relation to a member state of the European Economic Area which has implemented, or which at any time implements, the BRRD, the relevant implementing law, regulation, rule or requirement as described in the EU Bail-in Legislation Schedule from time to time; “Bail-in Powers” means any Write-down and Conversion Powers as defined in relation to the relevant Bail-in Legislation; “BRRD” means

Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms; “EU Bail-in Legislation Schedule” means the document described as such, then in effect, and published by the Loan Market Association (or any successor person) from time to time at http://www.lma.eu.com/; “BRRD Liability” has the same meaning as in such laws, regulations, rules or requirements implementing the BRRD under the applicable Bail-in Legislation; and “Relevant Resolution Authority” means the resolution authority with the ability to exercise any Bail-in Powers in relation to the relevant Underwriters.

Selling Restrictions:

Australia

Each underwriter represents and agrees that (i) no prospectus or other disclosure document in relation to the Securities has been lodged with, or registered by, the Australian Securities and Investment Commission (“ASIC”) or the ASX Limited; (ii) no offer or invitation for the issue, sale or purchase of the Securities in Australia (including an offer or invitation which is received by a person in Australia) has directly or indirectly been made or invited, nor will be made or invited; and (iii) neither the Prospectus Supplement nor any other offering material or advertisement relating to the Securities has been distributed or published, or will be distributed or published, in Australia unless:

(a)	the minimum aggregate consideration payable by each offeree at the time of issue is at least A$500,000 (disregarding moneys lent by the offeror or its associates) or the offer or invitation otherwise does not need disclosure to investors under Part 6D.2 or Chapter 7 of the Corporations Act 2001 of Australia (the “Corporations Act”);

(b)	such action complies with all applicable laws and regulations of the Commonwealth of Australia;

(c)	the offer or invitation does not constitute an offer to a person who is a “retail client” for the purposes of Section 761G of the Corporations Act; and

(d)	such action does not require any document to be lodged with ASIC.

European Economic Area

Each Underwriter represents and agrees that in relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer to the public of Securities which are the subject of the offering contemplated by this Terms Agreement in that Relevant Member State except that it may, with effect from and including the Relevant Implementation Date, make an offer to the public in that Relevant Member State:

(a) at any time to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b) at any time to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the relevant Underwriter or Underwriter nominated by the Issuer for any such offer; or

(c) at any time in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of Securities referred to in (a) to (c) above shall require the Company or any Underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any Securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Securities to be offered so as to enable an investor to decide to purchase or subscribe the Securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU), and includes any relevant implementing measure in each Relevant Member State.

This EEA selling restriction is in addition to the other selling restrictions set out below.

United Kingdom

Each Underwriter represents and agrees that the Prospectus Supplement and accompanying Prospectus relating to this offering is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “Relevant Persons”).

France

No prospectus (including any amendment, supplement or replacement thereto) has been prepared in connection with the offering of the Securities that has been approved by the Autorité des marchés financiers or by the competent authority of another State that is a contracting party to the Agreement on the European Economic Area and notified to the Autorité des marchés financiers; each Underwriter represents and agrees that no Securities have been offered or sold nor will be offered or sold, directly or indirectly, to the public in France; each Underwriter represents and agrees that the prospectus or any other offering material relating to the Securities have not been distributed or caused to be distributed and will not be distributed or caused to be distributed to the public in France; such offers, sales and distributions have been and shall only be made in France to persons licensed to provide the investment service of portfolio management for the account of third parties, qualified investors (investisseurs qualifiés) and/or a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in Articles L. 411-2, D. 411-1, D. 411-2, D. 411-4, D. 734-1, D.744-1, D. 754-1 and D. 764-1 of the Code monétaire et financier. Each Underwriter represents and agrees that the direct or indirect distribution to the public in France of any so acquired Securities may be made only as provided by Articles L. 411-1, L. 411-2, L. 412-1 and L. 621-8 to L. 621-8-3 of the Code monétaire et financier and applicable regulations thereunder.

Hong Kong

Each Underwriter:

(a) has not offered or sold and will not offer or sell in Hong Kong, by means of any document, any Securities other than to (i) “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance; and

(b) has not issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the Securities, which is directed at, or the contents of which are or are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under securities laws of Hong Kong) other than with respect to Securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance.

Japan

The Securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the “FIEA”). Each Underwriter represents and agrees that it has not and will not offer or sell, directly or indirectly, any of the Securities in Japan or to, or for the account or benefit of, any resident of Japan (including any corporation or other entity organized under the laws of Japan), or to, or for the account or benefit of, any resident of Japan for reoffering or resale, directly or indirectly, in Japan or to, or for the account or benefit of, any resident of Japan except (1) pursuant to an exemption from the registration requirements of, or otherwise in compliance with, the FIEA and (2) in compliance with the other applicable laws, regulations and governmental guidelines of Japan.

Singapore

The Prospectus Supplement and accompanying Prospectus relating to this offering have not been and will not be registered as a prospectus with the Monetary Authority of Singapore under the Securities and Futures Act (Chapter 289 of Singapore) (the “SFA”). Accordingly, each Underwriter has not offered or sold any Securities or caused the Securities to be made the subject of an invitation for subscription or purchase and will not offer or sell any Securities or cause the Securities to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, such Prospectus Supplement and accompanying Prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Securities, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the SFA, (ii) to a Relevant Person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Each Underwriter will notify (whether through the distribution of the Prospectus Supplement and accompanying Prospectus relating to this offering or otherwise) each of the following Relevant Persons specified in Section 275 of the SFA which has subscribed or purchased Securities from or through that Underwriter, namely a person which is:

(a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, that shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the Securities under Section 275 of the SFA except:

(1) to an institutional investor (for corporations, under Section 274 of the SFA) or to a Relevant Person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than $200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA; or

(2) where no consideration is given for the transfer; or

(3) by operation of law.

Barbara Politi, Esq., Assistant General Counsel – Capital Markets of the Company, is counsel to the Company. Cleary Gottlieb Steen & Hamilton LLP is special tax counsel to the Company and counsel to the Underwriters.

Please accept this offer no later than 9:00 p.m. (Eastern Time) on October 20, 2016 by signing a copy of this Terms Agreement in the space set forth below and returning the signed copy to us, or by sending us a written acceptance in the following form:

“We hereby accept your offer, set forth in the Terms Agreement, dated October 20, 2016, to purchase the Securities on the terms set forth therein.”

Very truly yours,

CITIGROUP GLOBAL MARKETS LIMITED, on behalf of the Underwriters named herein

By:	/s/ Tim Odell
	Name:	Tim Odell
	Title:	Delegated Signatory

AUSTRALIA AND NEW ZEALAND BANKING GROUP LIMITED, on behalf of the Underwriters named herein

By:	/s/ Adam Gaydon
	Name:	Adam Gaydon
	Title:	Director, Debt Syndicate

NABSECURITIES, LLC, on behalf of the Underwriters named herein

By:	/s/ Richard Taiano
	Name:	Richard Taiano
	Title:	C.O.O.

ACCEPTED:

CITIGROUP INC.

By:	/s/ Gregory Peter Kapp
	Name:	Gregory Peter Kapp
	Title:	Assistant Treasurer

ANNEX A

Name of Underwriter	Principal Amount of Securities
Citigroup Global Markets Limited	A$	125,000,000
Australia and New Zealand Banking Group Limited	A$	59,375,000
nabSecurities, LLC	A$	59,375,000
RBC Capital Markets, LLC	A$	6,250,000

Total	A$	250,000,000

ANNEX B

FINAL TERM SHEET